Exhibit 99.1

Contact:	Paul Adams Corporate Communications 410-470-4167 paul.adams@constellation.com	FOR IMMEDIATE RELEASE

EXELON ANNOUNCES OUTCOME OF 2019-2020 PJM CAPACITY AUCTION

Quad Cities and Three Mile Island nuclear plants did not clear in auction; policy solutions essential to preserving zero-carbon nuclear energy

CHICAGO (May 25, 2016) — Exelon Corporation today announced that its Quad Cities and Three Mile Island nuclear plants did not clear in the PJM capacity auction for the 2019-2020 planning year and will not receive capacity revenue for that period. While a portion of the Byron nuclear plant’s capacity did not clear in the auction, the plant is committed to operate through May 2020. The company’s other nuclear plants in PJM cleared in the auction, except Oyster Creek, which is scheduled to retire in 2019 and did not participate in the auction. The auction results take effect June 2019.

“The capacity market alone can’t preserve zero-carbon emitting nuclear plants that are facing the lowest wholesale energy prices in 15 years,” said Chris Crane, president and CEO of Exelon. “Without passage of comprehensive energy legislation that recognizes nuclear energy for its economic, reliability and environmental benefits to Illinois, we will be forced to close Quad Cities and Clinton, resulting in the loss of jobs and economic activity, higher energy prices for consumers, and a dramatic increase in carbon emissions that will make it harder and more expensive for Illinois to meet its clean energy goals.”

Earlier this month, Exelon announced that it would retire its Quad Cities and Clinton nuclear facilities if adequate legislation is not passed during the spring Illinois legislative session scheduled to end May 31. Quad Cities and Clinton have lost a combined $800 million in the past seven years, despite being two of Exelon’s highest-performing plants.

Clinton operates in the MISO market. Despite clearing in MISO’s recent one-year forward capacity auction, Clinton will not receive enough revenue to avoid continued losses. The Next Generation Energy Plan legislation would preserve the two at-risk Illinois nuclear plants and their zero-emissions benefits, as well as strengthen the economy and promote development of clean energy in the state.

The NGEP includes implementation of a zero emission standard that would specifically target at-risk nuclear plants, making Illinois one of the first states to recognize the zero-carbon benefits of nuclear energy. The legislation — which has strong bipartisan, community and labor support – would nearly double energy efficiency programs and jumpstart solar development with rebates and $140 million per year in new funding.

The legislation would preserve more than $1.2 billion in economic activity and 4,200 direct and indirect jobs associated with Quad Cities and Clinton. Without it, consumers will pay more for electricity. A study commissioned by the state found that shuttering the two plants would cause wholesale energy prices to rise by $439 million to $645 million annually for homes and businesses in the region.

Preserving Illinois’ nuclear facilities also is essential to maintaining the state’s role as a clean-energy leader. The early retirement of Quad Cities and Clinton would increase carbon emissions by more than 20 million metric tons – the equivalent of putting more than 4 million cars on the road. The societal costs of the increased emissions would reach nearly $10 billion between 2020 and 2029, the state report concluded.

This is the second consecutive year that Three Mile Island Unit 1 failed to clear the PJM capacity auction. Although the plant is committed to operate through May 2018, the plant faces continued economic challenges and Exelon is exploring all options to return it to profitability.

Capacity auctions are held annually by grid operator PJM to ensure enough power generation resources are available to meet demand in its region covering all or part of 13 states and the District of Columbia. This is the fourth capacity auction held under “capacity performance” reforms ordered by the Federal Energy Regulatory Commission to increase power plant reliability and strengthen the region’s energy supply. The reforms were an important step in recognizing nuclear energy for its year-round reliability in all weather extremes, but Quad Cities and other at-risk nuclear facilities continue to face economic challenges due to low energy prices and other factors.

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Cautionary Statements Regarding Forward-Looking Information

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements made by Exelon and Generation include those factors discussed herein, as well as the items discussed in (1) Exelon’s 2015 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 23; (2) Pepco Holdings, Inc.’s 2015 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 16; (3) Exelon’s First Quarter 2016 Quarterly Report on Form 10-Q in (a) Part II, Other Information, ITEM 1A. Risk Factors; (b) Part 1, Financial Information, ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) Part I, Financial Information, ITEM 1. Financial Statements: Note 18 and (4) other factors discussed in filings with the SEC by Exelon and Generation. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Exelon and Generation do not undertake any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this press release.

Exelon Corporation (NYSE: EXC), now including the Pepco Holdings utilities, is the nation’s leading competitive energy provider, with 2015 revenues of approximately $34.5 billion. Headquartered in Chicago, Exelon does business in 48 states, the District of Columbia and Canada. Exelon is one of the largest competitive U.S. power generators, with more than 32,700 megawatts of owned capacity comprising one of the nation’s cleanest and lowest-cost power generation fleets. The company’s Constellation business unit provides energy products and services to approximately 2 million residential, public sector and business customers, including more than two-thirds of the Fortune 100. Exelon’s six utilities deliver electricity and natural gas to approximately 10 million customers in Delaware, the District of Columbia, Illinois, Maryland, New Jersey and Pennsylvania through its Atlantic City Electric, BGE, ComEd, Delmarva Power, PECO and Pepco subsidiaries. Follow Exelon on Twitter @Exelon.

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